Exhibit 16.2

April 14, 2014

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 14, 2014, of Sotherly Hotels Inc. and Sotherly Hotels LP, and we have no disagreements with the statements contained in the first four paragraphs therein.

Yours truly,

/s/ PBMares, LLP

PBMares, LLP